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                       Consent of Independent Auditors



We consent to the reference to our firm under the caption "Experts" and to the use of our reports a) dated March 7, 1995, with respect to the consolidated financial statements of Belden & Blake Corporation at December 31, 1994 and 1993 and for each of the three years in the period ended December 31, 1994 and
b) dated May 31, 1995, with respect to the statements of revenues and direct operating expenses of certain oil and gas properties subject to a letter of intent to enter into a definitive sales agreement dated May 23, 1995 between Quaker State Corporation and Belden & Blake Corporation for the years ended December 31, 1994 and 1993, in the Registration Statement (Form S-3) and related Prospectus of Belden & Blake Corporation for the registration of 4,025,000 shares of its common stock.

We also consent to the incorporation by reference in the Registration Statement (Form S-3) and related Prospectus of Belden & Blake Corporation for the registration of 4,025,000 shares of its common stock of our report dated February 24, 1995, with respect to the financial statements of Ward Lake Drilling, Inc. at and for the year ended December 31, 1994 included in Belden & Blake Corporation's Current Report on Form 8-K dated February 10, 1995, as amended, filed with the Securities and Exchange Commission.


                              ERNST & YOUNG LLP

Cleveland, Ohio
June 8, 1995